EXHIBIT 99.1

One Ameren Plaza 1901 Chouteau Avenue St. Louis, MO 63103

Contacts:	Analysts	Investors
Media	Doug Fischer	Investor Services
Susan Gallagher	(314) 554-4859	invest@ameren.com
(314) 554-2175	dfischer@ameren.com
sgallagher@ameren.com

FOR IMMEDIATE RELEASE

Ameren’s Board of Directors Announces Changes

Three Directors to Complete Service at Annual Meeting and One New Director Nominated

ST. LOUIS, MO, Feb. 12, 2010—The Board of Directors of Ameren Corporation announced today that Ameren Executive Chairman Gary L. Rainwater, 63, plans to retire from Ameren at the annual shareholders meeting scheduled for April 27, 2010. In connection with his retirement, Rainwater has requested the board not nominate him for membership on the Ameren board at that meeting.

Rainwater has served as executive chairman of the board since May 2009, when Thomas R. Voss succeeded him as president and chief executive officer.

“I have been serving as executive chairman for the past several months to ease the transition to new leadership,” said Rainwater. “I believe under Tom and his team that the company is heading in the right direction and that this is the right time to retire.”

Voss said that the company is deeply grateful for Rainwater’s more than 30 years service to the company and its subsidiaries. “Gary was the driving force behind the creation of Ameren Corporation—a company that now serves triple the number of customers it did a decade ago. His vision and leadership will be missed,” Voss added.

Two other directors—Susan S. Elliott, 72, and Douglas R. Oberhelman, 56—are also leaving the board with today’s meeting marking their last regularly scheduled board session before the annual meeting. All three directors will complete the term of their service at the annual shareholders meeting.

Elliott, chairman and chief executive officer of Systems Service Enterprises, Inc. (SSE), submitted her resignation from the board in accordance with Ameren’s retirement policy for directors who reach age 72 prior to the date of the annual meeting. Douglas R. Oberhelman, vice chairman and CEO-Elect of Caterpillar Inc., has asked that the board not nominate him for re-election because of increased responsibilities at Caterpillar.

Voss added that Elliott and Oberhelman have served Ameren with great distinction. Both have been Ameren directors since 2003. “Susan Elliott served on our Audit and Risk and Nuclear Oversight committees, which require strong skills in assessing the strength of internal controls; her significant experience in information systems provided a valuable perspective.”

He said that Oberhelman’s strong financial and executive management background brought a wealth of business experience to the Ameren board and to his tenure on the Audit and Risk and Nominating and Corporate Governance committees. “Doug’s service on two major board committees led to a significant change in our approach to risk management and strengthened our governance policies,” Voss said.

Voss also added that, although the board is losing three directors, in December 2009, Stephen R. Wilson, 61, chairman, president and chief executive officer of CF Industries Holdings, Inc., was elected to serve as a director on the Ameren board. Wilson serves on Ameren’s Audit and Risk and Nuclear Oversight committees.

In addition, at today’s meetings, the Nominating and Corporate Governance Committee recommended, and the board of directors approved, the nomination of Steven H. Lipstein, 53, president and chief executive officer of BJC HealthCare, to stand for election to the Ameren board at the annual shareholders meeting. BJC HealthCare is one of the largest not-for-profit health care organizations in the country and Lipstein serves on a number of regional and national hospital association boards and on several St. Louis civic organization boards. He is also a member of the board of directors of the Federal Reserve Bank of St. Louis and is currently serving in his second year as chairman.

Today, Ameren’s board, upon the recommendation of the Nominating and Corporate Governance Committee, nominated the remaining directors to stand for re-election at the annual meeting.

With assets of $24 billion, Ameren serves 2.4 million electric customers and nearly one million natural gas customers in a 64,000-square-mile area of Missouri and Illinois.

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